EXHIBIT 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Registration Statement on Form SB-2 of DataMEG Corp. and the related prospectuses of our report dated April 14, 2003, on our audits of the consolidated financial statements of DataMEG Corp. and Subsidiaries as of December 31, 2001 and 2002, and to the reference to our Firm under the caption "Experts". We have not reviewed the financial statements for the three months ended March 31, 2002 that are contained in this Registration Statement on Form SB-2.

/s/
Hoffman, Fitzgerald & Snyder, P.C.
McLean, Virginia

August 6, 2003